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                                  Exhibit 99.1

             SYMBOL TECHNOLOGIES UPDATES STATUS OF SMART MEDIA CASE

         HOLTSVILLE, N.Y. - May 7, 2004 - Symbol Technologies, Inc. (NYSE:SBL) today released updated information regarding the status of the judgment for approximately $218 million that was entered in the Smart Media of Delaware, Inc. case against its wholly owned subsidiary, Telxon Corporation. The judgment, which included an award of approximately $6 million to an individual counterclaim plaintiff, was filed on May 6, 2004 in the Court of Common Pleas for Summit County, Ohio.

         At 8:05 EDT this morning, Symbol and Telxon filed separate notices of appeal with the Summit County Court. This case now moves to a new jurisdiction, the Ohio Court of Appeals for the Ninth District. Late this afternoon, Symbol and Telxon filed a motion with the Court of Appeals to stay execution of judgment pending appeal, and to determine the amount of any bond, if one is required. The Company believes the maximum bond allowed under Ohio law is $50 million and that it has the ability to post a bond of that amount.

         Although Symbol believes that the extent to which Symbol is responsible for any monetary judgment is unclear, given the procedural history of the case Symbol believes that the maximum amount it could be liable for under the judgment entered is $6 million plus statutory interest from September 17, 2003, the date of the verdict, as only the individual counterclaim plaintiff sought to add Symbol as an additional counterclaim defendant. Smart Media, which obtained an approximately $212 million judgment plus statutory interest, withdrew its motion to add Symbol as an additional counterclaim defendant. While there can be no guarantee that Telxon and Symbol will not ultimately be held responsible for the entire amount of the judgment, Symbol and Telxon believe that such a result is not probable at this time.

ABOUT SYMBOL TECHNOLOGIES

         Symbol Technologies, Inc., The Enterprise Mobility Company(tm), is a recognized worldwide leader in delivering products and solutions that capture, move and manage information in real time to and from the point of business activity. Symbol enterprise mobility solutions integrate advanced data capture technology, mobile computing platforms, wireless infrastructure, mobility software and Symbol Enterprise Mobility Services. Symbol's end-to-end, real-time enterprise mobility solutions are proven to increase workforce productivity, reduce operating costs, drive operational efficiencies and uncover competitive advantages. Symbol is a trusted advisor to the world's leading retailers, transportation and logistics companies, manufacturers, public sector and government agencies, as well as healthcare, hospitality and security providers. More information is available at www.symbol.com

         This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include price and product competition, dependence on new product development, reliance on major customers, customer demand for our products and services, control of costs and expenses, international growth, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Symbol with the Securities and Exchange Commission. Symbol disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                      ###

For media information:

Patricia Hall
Symbol Technologies, Inc.
631-738-5636
hallp@symbol.com

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For financial information:

Nancy Tully
Symbol Technologies, Inc.
631-738-5050
tullyn@symbol.com